Exhibit 99.1

Brookdale Announces Fourth Quarter and Full Year 2025 Results

Brentwood, Tenn., February 18, 2026 - Brookdale Senior Living Inc. (NYSE: BKD) ("Brookdale" or the "Company") announced results for the quarter and full year ended December 31, 2025, which are consistent with the preliminary results announced on January 28, 2026.

HIGHLIGHTS

•Increased full year 2025 consolidated revenue per available unit (RevPAR) by 5.7% over the prior year, which is above the midpoint of the Company's previously announced guidance range.

•Improved fourth quarter 2025 consolidated weighted average occupancy by 310 basis points over the prior year quarter on strong move-in volume.

•Full year 2025 net loss was $263 million, and full year 2025 Adjusted EBITDA(1) of $458 million is above the midpoint of the Company's previously announced full-year guidance range.

•Beneficially refinanced all of the approximately $350 million remaining 2026 mortgage debt maturities and approximately $200 million of 2027 mortgage debt maturities, while further strengthening balance sheet.

“Brookdale’s fourth quarter results continued the positive momentum displayed throughout 2025, as we position Brookdale to capitalize on increasing industry demand in a suppressed supply growth environment,” said Nick Stengle, Brookdale’s Chief Executive Officer. “We are pleased with the results we delivered as we focus on operational excellence and delivering shareholder value. We are excited about the opportunities in 2026 for further progress, which is demonstrated by our recently provided annual guidance of mid-teens year over year growth in Adjusted EBITDA for our ongoing portfolio and 8% to 9% RevPAR growth.”

SUMMARY OF FOURTH QUARTER FINANCIAL RESULTS

Consolidated summary of operating results and metrics:

			Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2025	4Q 2024	Amount	Percent
Resident fees	$714.5	$744.4	$(29.9)	(4.0)%
Facility operating expense	529.7	554.9	(25.2)	(4.5)%
General and administrative expense	41.4	48.5	(7.1)	(14.6)%
Cash facility operating lease payments	43.7	55.9	(12.2)	(21.8)%
Net income (loss)	(40.0)	(83.9)	(43.9)	(52.4)%
Adjusted EBITDA	105.6	98.5	7.1	7.1%

RevPAR	$5,219	$4,873	$346	7.1%
Weighted average occupancy	82.5%	79.4%	310 bps	n/a
RevPOR	$6,324	$6,136	$188	3.1%

(1)    Adjusted EBITDA and Adjusted Free Cash Flow are financial measures that are not calculated in accordance with GAAP. See "Non-GAAP Financial Measures" for the Company's definition of such measures, reconciliations to the most comparable GAAP financial measures, and other important information regarding the use of the Company's non-GAAP financial measures.

Same community(2) summary of operating results and metrics:

			Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	4Q 2025	4Q 2024	Amount	Percent
Resident fees	$657.5	$626.4	$31.1	5.0%
Facility operating expense	$475.8	$451.7	$24.1	5.3%
RevPAR	$5,295	$5,045	$250	5.0%
Weighted average occupancy	83.5%	81.0%	250 bps	n/a
RevPOR	$6,341	$6,231	$110	1.8%

(2)    The same community senior housing portfolio includes operating results and data for 517 communities consolidated and operational for the full period in both comparison years. Consolidated communities excluded from the same community portfolio include communities acquired or disposed of since the beginning of the prior year, communities classified as assets held for sale, certain communities planned for disposition including through asset sales or lease terminations, certain communities that have undergone or are undergoing expansion, redevelopment, and repositioning projects, and certain communities that have experienced a casualty event that significantly impacts their operations. To aid in comparability, same community operating results exclude natural disaster expense. The same community portfolio excludes 31 communities, including 29 communities (2,364 units) that the Company plans to sell.

SUMMARY OF OCCUPANCY RESULTS: 2024 - 2026 YEAR TO DATE

Recent consolidated occupancy trend:

	2024
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	78.0%	77.9%	77.9%	77.9%	78.1%	78.2%	78.6%	78.9%	79.2%	79.4%	79.5%	79.3%
Month end	79.3%	79.2%	79.1%	79.2%	79.5%	79.7%	79.9%	80.4%	80.5%	80.8%	80.4%	80.5%

	2025												2026
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Weighted average	79.2%	79.3%	79.5%	79.8%	80.0%	80.5%	81.1%	81.8%	82.5%	82.6%	82.5%	82.4%	82.3%
Month end	80.6%	80.8%	80.9%	81.0%	81.5%	82.2%	82.6%	83.2%	83.8%	83.7%	83.4%	83.7%	83.3%

Recent same community occupancy trend:

	2024
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Weighted average	79.6%	79.5%	79.5%	79.6%	79.7%	79.8%	80.2%	80.5%	80.8%	80.9%	81.1%	80.9%
Month end	80.9%	80.8%	80.7%	80.9%	81.1%	81.3%	81.5%	82.0%	82.0%	82.4%	82.0%	82.1%

	2025												2026
	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan
Weighted average	80.8%	81.0%	81.2%	81.5%	81.6%	82.0%	82.7%	83.1%	83.4%	83.6%	83.5%	83.3%	82.9%
Month end	82.2%	82.5%	82.6%	82.7%	83.0%	83.7%	84.0%	84.4%	84.7%	84.9%	84.3%	84.3%	83.9%

•January 2026 occupancy slightly decreased on a sequential basis from December 2025, reflecting the normal seasonal trend. Month-end occupancy was slightly impacted by the winter storms across much of the southern United States which resulted in delayed move-in activity.

OVERVIEW OF RESULTS: 4Q 2025 vs 4Q 2024

•Resident fees:
◦The decrease was primarily due to the disposition of communities, primarily through lease terminations, since the beginning of the prior year period, which resulted in $63.1 million less in resident fees during the fourth quarter of 2025.
◦The decrease was partially offset by the 5.0% increase in same community resident fees, which was primarily due to the 250 basis point increase in same community weighted average occupancy and the increase in RevPOR, primarily the result of the current year annual rate increase.

•Facility operating expense: The decrease was primarily due to the disposition of communities since the beginning of the prior year period, which resulted in $46.8 million less in facility operating expense during the fourth quarter of 2025, partially offset by increases in wage rates, use of premium labor, and estimated incentive compensation expense for the Company's same community portfolio.

•General and administrative expense: The decrease was primarily due to $7.0 million of legal expenses related to certain putative class action litigation recognized in the fourth quarter of 2024.

•Cash facility operating lease payments: The decrease was primarily due to the disposition of communities through lease terminations.

•Net income (loss): The decrease in net loss was primarily attributable to the decrease in facility operating expense, a decrease in depreciation and amortization expense primarily due to the disposition of communities through lease terminations, a $15.5 million loss on debt extinguishment recognized in the fourth quarter of 2024 for the Company's convertible notes exchange and issuance transactions, and the $7.0 million of legal expenses recognized in the fourth quarter of 2024, partially offset by the decrease in resident fees.

•Adjusted EBITDA: The increase was primarily due to the increase in same community resident fees, partially offset by the increase in same community facility operating expense.

FULL YEAR RESULTS

Consolidated summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2025	2024	Amount	Percent
Resident fee revenue	$3,042.7	$2,972.1	$70.6	2.4%
Facility operating expense	2,216.0	2,183.3	32.7	1.5%
General and administrative expense	195.1	185.9	9.2	5.0%
Cash facility operating lease payments	214.6	249.4	(34.8)	(13.9)%
Net income (loss)	(262.7)	(202.0)	60.7	30.1%
Adjusted EBITDA	457.8	386.2	71.6	18.5%

RevPAR	$5,134	$4,858	$276	5.7%
Weighted average occupancy	80.9%	78.6%	230 bps	n/a
RevPOR	$6,347	$6,182	$165	2.7%

Same community summary of operating results and metrics:

			Year-Over-Year Increase / (Decrease)
($ in millions, except RevPAR and RevPOR)	2025	2024	Amount	Percent
Resident fee revenue	$2,626.6	$2,499.3	$127.3	5.1%
Facility operating expense	$1,863.5	$1,779.7	$83.8	4.7%
RevPAR	$5,288	$5,032	$256	5.1%
Weighted average occupancy	82.3%	80.2%	210 bps	n/a
RevPOR	$6,423	$6,276	$147	2.3%
LIQUIDITY

Consolidated summary of liquidity metrics:

($ in millions)	4Q 2025	4Q 2024	Increase / (Decrease)
Net cash provided by operating activities	$34.5	$45.2	$(10.7)
Non-development capital expenditures, net	42.3	42.1	0.2
Adjusted Free Cash Flow(1)	(22.7)	(11.5)	(11.2)

•The decreases in net cash provided by operating activities and Adjusted Free Cash Flow were primarily due to changes in working capital.

•Total liquidity: Total liquidity of $377.7 million as of December 31, 2025 included $279.1 million of unrestricted cash and cash equivalents and $98.6 million of availability on the Company's secured credit facility. Total liquidity as of December 31, 2025 increased $26.1 million from September 30, 2025, primarily attributable to the net impact of the Company's financing transactions in the fourth quarter of 2025.

Consolidated summary of liquidity metrics for the full year:

($ in millions)	2025	2024	Increase / (Decrease)
Net cash provided by operating activities	$218.0	$166.2	$51.8
Non-development capital expenditures, net	170.7	186.8	(16.1)
Adjusted Free Cash Flow	22.8	(29.5)	52.3

TRANSACTION AND FINANCING UPDATE

Mortgage Debt

In December 2025, the Company completed a series of financing transactions with multiple lenders totaling $596.9 million. Through these transactions, the Company refinanced all of its $346.3 million remaining 2026 mortgage debt maturities and $190.7 million of its 2027 mortgage debt maturities, while further strengthening its balance sheet. For more information related to the December 2025 financing transactions, refer to the press release issued by the Company on January 8, 2026.

Lease Terminations

During the fourth quarter of 2025, the Company completed terminations of leases on 42 communities (4,713 units) with Ventas, Inc. ("Ventas"), which completed the terminations of leases on 55 communities provided in the December 2024 agreement with Ventas.

Owned Community Dispositions

During the fourth quarter of 2025, the Company completed the sale of two owned communities (225 units) and received cash proceeds of $18.0 million, net of transaction costs.

During 2026, the Company plans to sell 29 owned communities (2,364 units), including nine owned communities (953 units) classified as held for sale as of December 31, 2025, and the Company believes it will generate approximately $200.0 million of proceeds from the sale of the 29 owned communities. The closings of the expected sales of assets are subject (where applicable) to the Company's successful marketing of such assets on terms acceptable to the Company. Further, the closings of the expected sales of assets are, or will be, subject to the satisfaction of various conditions, including (where applicable) the receipt of regulatory approvals. There can be no assurance that the transactions will close or, if they do, when the actual closings will occur.

2026 OUTLOOK

For the full year 2026, the Company is reiterating the following guidance provided on January 28, 2026 in conjunction with its Investor Day:

Full Year 2026 Guidance
RevPAR year-over-year growth	8.0% to 9.0%
Adjusted EBITDA	$502 million to $516 million

Full year 2026 consolidated RevPAR growth guidance gives effect to the accretive impact of completed and announced disposition activities and the 2025 lease termination activities and the Company's higher year-over-year annual resident rate increase for 2026 as compared to 2025.

Full year 2026 guidance reflects management's current expectations for transaction activity. Reconciliation of the non-GAAP financial measure included in the foregoing guidance to the most comparable GAAP financial measure is not available without unreasonable effort due to the inherent difficulty in forecasting the timing or amounts of items required to reconcile Adjusted EBITDA from the Company's net income (loss). Variability in the timing or amounts of items required to reconcile the measure may have a significant impact on the Company's future GAAP results.

SUPPLEMENTAL INFORMATION

The Company will post on its website at brookdaleinvestors.com supplemental information relating to the Company's fourth quarter and full year 2025 results, an updated investor presentation, and a copy of this earnings release. The supplemental information and a copy of this earnings release will also be furnished in a Form 8-K to be filed with the SEC.

EARNINGS CONFERENCE CALL

Brookdale's management will conduct a conference call to discuss the financial results for the fourth quarter on February 19, 2026 at 9:00 AM ET.

A live webcast of the conference call will be available to the public on a listen-only basis at brookdaleinvestors.com. Please allow extra time before the call to download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available through the website following the call.

ABOUT BROOKDALE SENIOR LIVING

Brookdale Senior Living Inc. is the nation’s premier operator of senior living communities. With 584 communities across 41 states and the ability to serve approximately 51,000 residents as of December 31, 2025, Brookdale is committed to its mission of enriching the lives of seniors through compassionate care, clinical expertise, and exceptional service. The Company, through its affiliates, operates independent living, assisted living, memory care, and continuing care retirement communities, offering tailored solutions that help empower seniors to live with dignity, connection, and purpose. Leveraging deep expertise in healthcare, hospitality, and real estate, Brookdale creates opportunities for wellness, personal growth, and meaningful relationships in settings that feel like home. Guided by its four cornerstones of passion, courage, partnership, and trust, Brookdale is committed to delivering exceptional value and redefining senior living for a brighter, healthier future. Brookdale's stock trades on the New York Stock Exchange under the ticker symbol BKD. For more information, visit brookdale.com or connect with Brookdale on Facebook at facebook.com/brookdaleseniorliving or YouTube at youtube.com/BrookdaleLiving.

DEFINITIONS OF REVPAR AND REVPOR

RevPAR, or average monthly senior housing resident fee revenue per available unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities), divided by the weighted average number of available units in the corresponding portfolio for the period, divided by the number of months in the period.

RevPOR, or average monthly senior housing resident fee revenue per occupied unit, is defined by the Company as resident fee revenue for the corresponding portfolio for the period (excluding revenue for private duty services provided to seniors living outside of the Company's communities), divided by the weighted average number of occupied units in the corresponding portfolio for the period, divided by the number of months in the period.

SAFE HARBOR

Certain statements in this press release and the associated earnings call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding the Company's intent, belief, or expectations. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "could," "would," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "believe," "project," "predict," "continue," "plan," "target," or other similar words or expressions, and include statements regarding the Company's expected financial and operational results. These forward-looking statements are based on certain assumptions and expectations, and the Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its assumptions or expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on the Company's operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, events which adversely affect the ability of seniors to afford resident fees, including downturns in the economy, housing market, consumer confidence, or the equity markets and unemployment among resident family members; the effects of senior housing construction and development, lower industry occupancy, and increased competition; conditions of housing markets, regulatory changes, acts of nature, and the effects of climate change in geographic areas where the Company is concentrated; terminations of the Company's resident agreements and vacancies in the living spaces it leases; changes in reimbursement rates, methods, or timing under governmental reimbursement programs including the Medicare and Medicaid programs; failure to maintain the security and functionality of the Company's information systems, to prevent a cybersecurity attack or breach, or to comply with applicable privacy and consumer protection laws, including HIPAA; the Company's ability to complete its capital expenditures in accordance with its plans; the Company's ability to identify and pursue development, investment, and acquisition opportunities and its ability to successfully integrate acquisitions; competition for the acquisition of assets; the Company's ability to complete pending or expected disposition, acquisition, or other transactions on agreed upon terms or at all, including in respect of the satisfaction of closing conditions, the risk that regulatory approvals are not obtained or are subject to unanticipated conditions, and uncertainties as to the timing of closing, and the Company's ability to identify and pursue any such opportunities in the future; risks related to the implementation of the Company's strategy, including initiatives undertaken to execute on the Company's strategic priorities and their effect on its results; limits on the Company's ability to use net operating loss carryovers to reduce future tax payments; delays in obtaining regulatory approvals; the risks associated with tariffs and the uncertain duration of trade conflicts; disruptions in the financial markets or decreases in the appraised values or performance of the Company's communities that affect the Company's ability to obtain financing or extend or refinance debt as it matures and the Company's financing costs; the Company's ability to generate sufficient cash flow to cover required interest, principal, and long-term lease payments and to fund its planned capital projects; the effect of any non-compliance with any of the Company's debt or lease agreements (including the financial or other covenants contained therein), including the risk of lenders or lessors declaring a cross default in the event of the Company's non-compliance with any such agreements and the risk of loss of the Company's property securing leases and indebtedness due to any resulting lease terminations and foreclosure actions; the inability to renew, restructure, or extend leases, or exercise purchase options at or prior to the end of any existing lease term; the effect of the Company's indebtedness and long-term leases on the Company's liquidity and its ability to operate its business; increases in market interest rates that increase the costs of the Company's debt obligations; the Company's ability to obtain additional capital on terms acceptable to it; departures of key officers and potential disruption caused by changes in management; increased competition for, or a shortage of, associates, wage pressures resulting from increased competition, low unemployment levels, minimum wage increases and changes in overtime laws, and union activity; an adverse determination or resolution of complaints filed against the Company, including putative class action complaints; negative publicity with respect to any lawsuits, claims, or other legal or regulatory proceedings; costs to respond to, and adverse determinations resulting from, government inquiries, reviews, audits, and investigations; the cost and difficulty of complying with increasing and evolving regulation, including new disclosure obligations; changes in, or its failure to comply with, employment-related laws and regulations; environmental contamination at any of the Company's communities; failure to comply with existing environmental laws; the risks associated with current global economic conditions and general economic factors on the Company and the Company's business partners such as inflation, commodity costs, fuel and other energy costs, competition in the labor market, costs of salaries, wages, benefits, and insurance, interest rates, tax rates, tariffs, and geopolitical tensions or conflicts, the impact of seasonal contagious illness or other contagious disease in the markets in which the Company operates; actions of activist stockholders; as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including those set forth in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect management's views as of the date of this press release and/or associated earnings call. The Company cannot guarantee future results, levels of activity, performance or achievements, and, except as required by law, it expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained in this press release and/or associated earnings call to reflect any change in the Company's expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2025	2024	2025	2024
Resident fees	$714,504	$744,371	$3,042,712	$2,972,050
Management fees	2,912	2,611	10,853	10,521
Reimbursed costs incurred on behalf of managed communities	36,677	33,966	140,501	142,916
Total revenue	754,093	780,948	3,194,066	3,125,487

Facility operating expense (excluding facility depreciation and amortization of $72,260, $85,575, $336,897 and $330,664, respectively)	529,727	554,922	2,216,016	2,183,261
General and administrative expense (including non-cash stock-based compensation expense of $2,236, $3,533, $11,937, and $14,184 respectively)	41,428	48,525	195,141	185,850
Facility operating lease expense	42,743	46,190	200,263	200,587
Depreciation and amortization	76,906	93,569	355,527	357,788
Asset impairment	6,289	5,915	71,349	8,557
Loss (gain) on sale of communities, net	(2,186)	—	(2,368)	—
Loss (gain) on facility operating lease termination, net	(341)	—	4,139	—
Costs incurred on behalf of managed communities	36,677	33,966	140,501	142,916
Income (loss) from operations	22,850	(2,139)	13,498	46,528

Interest income	2,795	5,007	12,382	19,162
Interest expense:
Debt	(57,144)	(54,120)	(227,540)	(215,525)
Financing lease obligations	(1,683)	(12,528)	(10,797)	(27,761)
Amortization of deferred financing costs	(3,686)	(2,795)	(14,775)	(9,723)
Change in fair value of derivatives	(93)	2,438	(1,180)	434
Gain (loss) on debt modification and extinguishment, net	(4,426)	(18,495)	(40,087)	(20,762)
Non-operating gain (loss) on sale of assets, net	—	—	—	923
Other non-operating income (loss)	240	2,255	3,802	9,376
Income (loss) before income taxes	(41,147)	(80,377)	(264,697)	(197,348)
Benefit (provision) for income taxes	1,171	(3,560)	1,951	(4,646)
Net income (loss)	(39,976)	(83,937)	(262,746)	(201,994)
Net (income) loss attributable to noncontrolling interest	13	15	54	59
Net income (loss) attributable to Brookdale Senior Living Inc. common stockholders	$(39,963)	$(83,922)	$(262,692)	$(201,935)

Basic and diluted net income (loss) per share attributable to Brookdale Senior Living Inc. common stockholders	$(0.17)	$(0.37)	$(1.12)	$(0.89)
Weighted average shares used in computing basic and diluted net income (loss) per share	237,703	229,272	235,177	227,525

Condensed Consolidated Balance Sheets

(in thousands)	December 31, 2025	December 31, 2024
Cash and cash equivalents	$279,122	$308,925
Marketable securities	—	19,879
Restricted cash	33,227	39,871
Accounts receivable, net	67,680	51,891
Assets held for sale	77,206	—
Prepaid expenses and other current assets, net	96,705	92,371
Total current assets	553,940	512,937
Property, plant and equipment and leasehold intangibles, net	4,272,697	4,594,401
Operating lease right-of-use assets	1,032,140	1,133,837
Other assets, net	93,466	94,387
Total assets	$5,952,243	$6,335,562

Current portion of long-term debt	$77,492	$40,779
Current portion of financing lease obligations	1,211	37,007
Current portion of operating lease obligations	74,522	111,104
Other current liabilities	414,700	390,873
Total current liabilities	567,925	579,763
Long-term debt, less current portion	4,215,005	4,022,008
Financing lease obligations, less current portion	24,353	266,895
Operating lease obligations, less current portion	1,123,539	1,174,204
Other liabilities	64,798	78,787
Total liabilities	5,995,620	6,121,657
Total Brookdale Senior Living Inc. stockholders' equity (deficit)	(44,753)	212,475
Noncontrolling interest	1,376	1,430
Total equity (deficit)	(43,377)	213,905
Total liabilities and equity (deficit)	$5,952,243	$6,335,562

Condensed Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2025	2024
Cash Flows from Operating Activities
Net income (loss)	$(262,746)	$(201,994)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss (gain) on debt modification and extinguishment, net	40,087	20,762
Depreciation and amortization, net	370,302	367,511
Asset impairment	71,349	8,557
Deferred income tax (benefit) provision	(3,288)	3,617
Operating lease expense adjustment	(14,349)	(48,793)
Change in fair value of derivatives	1,180	(434)
Loss (gain) on sale of assets, net	(2,368)	(923)
Loss (gain) on facility operating lease termination, net	4,139	—
Non-cash stock-based compensation expense	11,937	14,184
Property and casualty insurance income	(3,875)	(8,532)
Changes in operating assets and liabilities:
Accounts receivable, net	(15,788)	(3,498)
Prepaid expenses and other assets, net	(15,481)	(21,560)
Prepaid insurance premiums financed with notes payable	—	—
Trade accounts payable and accrued expenses	4,464	15,697
Refundable fees and deferred revenue	5,280	5,221
Operating lease assets and liabilities for lessor capital expenditure reimbursements	32,187	16,362
Operating lease assets and liabilities for lease termination	(5,000)	—
Net cash provided by operating activities	218,030	166,177
Cash Flows from Investing Activities
Purchase of marketable securities	—	(49,054)
Sale and maturities of marketable securities	20,000	60,000
Capital expenditures, net of related payables	(201,525)	(201,250)
Acquisition of assets, net of cash acquired	(311,028)	(108,411)
Proceeds from sale of assets, net	26,147	7,017
Property and casualty insurance proceeds	3,875	8,548
Change in lease acquisition deposits, net	5,000	(5,000)
Purchase of interest rate cap instruments	(3,825)	(10,149)
Proceeds from interest rate cap instruments	5,627	20,563
Other	(222)	(330)
Net cash provided by (used in) investing activities	(455,951)	(278,066)
Cash Flows from Financing Activities
Proceeds from debt	918,077	765,652
Repayment of debt and financing lease obligations	(692,366)	(594,997)
Payment of financing costs, net of related payables	(18,149)	(25,157)
Payments of employee taxes for withheld shares	(6,473)	(3,437)
Net cash provided by (used in) financing activities	201,089	142,061
Net increase (decrease) in cash, cash equivalents, and restricted cash	(36,832)	30,172
Cash, cash equivalents, and restricted cash at beginning of period	379,840	349,668
Cash, cash equivalents, and restricted cash at end of period	$343,008	$379,840

Non-GAAP Financial Measures

This earnings release contains the financial measures Adjusted EBITDA and Adjusted Free Cash Flow, which are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Presentations of these non-GAAP financial measures are intended to aid investors in better understanding the factors and trends affecting the Company’s performance and liquidity. However, investors should not consider these non-GAAP financial measures as a substitute for financial measures determined in accordance with GAAP, including net income (loss), income (loss) from operations, or net cash provided by operating activities. The Company cautions investors that amounts presented in accordance with the Company’s definitions of these non-GAAP financial measures may not be comparable to similar measures disclosed by other companies because not all companies calculate non-GAAP measures in the same manner. The Company urges investors to review the following reconciliations of these non-GAAP financial measures from the most comparable financial measures determined in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP performance measure that the Company defines as net income (loss) excluding: benefit/provision for income taxes, non-operating income/expense items, and depreciation and amortization; and further adjusted to exclude income/expense associated with non-cash, non-operational, transactional, legal, cost reduction, or organizational restructuring items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods. For the periods presented herein, such other items include non-cash impairment charges, operating lease expense adjustment, non-cash stock-based compensation expense, gain/loss on sale of communities, gain/loss on facility operating lease termination, and transaction, legal, and organizational restructuring costs. Transaction costs include those directly related to acquisition, disposition, financing, and leasing activity and stockholder relations advisory matters, and are primarily comprised of legal, finance, consulting, professional fees, and other third-party costs. Legal costs include charges associated with putative class action litigation. Organizational restructuring costs include those related to the Company’s efforts to reduce general and administrative expense and its senior leadership changes, including severance.

The Company believes that presentation of Adjusted EBITDA as a performance measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective core operating performance, and to make day-to-day operating decisions; (ii) it provides an assessment of operational factors that management can impact in the short-term, namely revenues and the controllable cost structure of the organization, by eliminating items related to the Company’s financing and capital structure and other items that management does not consider as part of the Company’s underlying core operating performance and that management believes impact the comparability of performance between periods; (iii) the Company believes that this measure is used by research analysts and investors to evaluate the Company’s operating results and to value companies in its industry; and (iv) the Company uses the measure for components of executive compensation.

Adjusted EBITDA has material limitations as a performance measure, including: (i) excluded interest and income tax are necessary to operate the Company’s business under its current financing and capital structure; (ii) excluded depreciation, amortization, and impairment charges may represent the wear and tear and/or reduction in value of the Company’s communities, goodwill, and other assets and may be indicative of future needs for capital expenditures; and (iii) the Company may incur income/expense similar to those for which adjustments are made, such as gain/loss on sale of assets, facility operating lease termination, or debt modification and extinguishment, non-cash stock-based compensation expense, and transaction, legal, and other costs, and such income/expense may significantly affect the Company’s operating results.

The tables below reconcile Adjusted EBITDA from net income (loss).

	Three Months Ended
(in thousands)	December 31, 2025	December 31, 2024
Net income (loss)	$(39,976)	$(83,937)
Provision (benefit) for income taxes	(1,171)	3,560
Loss (gain) on debt modification and extinguishment, net	4,426	18,495
Other non-operating (income) loss	(240)	(2,255)
Interest expense	62,606	67,005
Interest income	(2,795)	(5,007)
Income (loss) from operations	22,850	(2,139)
Depreciation and amortization	76,906	93,569
Asset impairment	6,289	5,915
Loss (gain) on sale of communities, net	(2,186)	—
Loss (gain) on facility operating lease termination, net	(341)	—
Operating lease expense adjustment	(965)	(9,732)
Non-cash stock-based compensation expense	2,236	3,533
Transaction, legal, and organizational restructuring costs	770	7,379
Adjusted EBITDA	$105,559	$98,525

	Years Ended December 31,
(in thousands)	2025	2024
Net income (loss)	$(262,746)	$(201,994)
Provision (benefit) for income taxes	(1,951)	4,646
Loss (gain) on debt modification and extinguishment, net	40,087	20,762
Non-operating loss (gain) on sale of assets, net	—	(923)
Other non-operating (income) loss	(3,802)	(9,376)
Interest expense	254,292	252,575
Interest income	(12,382)	(19,162)
Income (loss) from operations	13,498	46,528
Depreciation and amortization	355,527	357,788
Asset impairment	71,349	8,557
Loss (gain) on sale of communities, net	(2,368)	—
Loss (gain) on facility operating lease termination, net	4,139	—
Operating lease expense adjustment	(14,349)	(48,793)
Non-cash stock-based compensation expense	11,937	14,184
Transaction, legal, and organizational restructuring costs	18,086	7,930
Adjusted EBITDA	$457,819	$386,194

Adjusted Free Cash Flow

Adjusted Free Cash Flow is a non-GAAP liquidity measure that the Company defines as net cash provided by operating activities before: distributions from unconsolidated ventures from cumulative share of net earnings, changes in prepaid insurance premiums financed with notes payable, changes in operating lease assets and liabilities for lease termination, cash paid/received for gain/loss on facility operating lease termination, and lessor capital expenditure reimbursements under operating leases; plus: property and casualty insurance proceeds; less: non-development capital expenditures and payment of financing lease obligations. Non-development capital expenditures are comprised of corporate and community-level capital expenditures, including those related to maintenance, renovations, upgrades, and other major building infrastructure projects for the Company’s communities and is presented net of lessor reimbursements. Non-development capital expenditures do not include capital expenditures for: community expansions, major community redevelopment and repositioning projects, and the development of new communities.

The Company believes that presentation of Adjusted Free Cash Flow as a liquidity measure is useful to investors because (i) it is one of the metrics used by the Company’s management for budgeting and other planning purposes, to review the Company’s historic and prospective sources of operating liquidity, and to review the Company’s ability to service its outstanding indebtedness, pay dividends to stockholders, engage in share repurchases, and make capital expenditures, including development capital expenditures; and (ii) it provides an indicator to management to determine if adjustments to current spending decisions are needed.

Adjusted Free Cash Flow has material limitations as a liquidity measure, including: (i) it does not represent cash available for dividends, share repurchases, or discretionary expenditures since certain non-discretionary expenditures, including mandatory debt principal payments, are not reflected in this measure; (ii) the cash portion of non-recurring charges related to gain/loss on facility lease termination generally represent charges/gains that may significantly affect the Company’s liquidity; and (iii) the impact of timing of cash expenditures, including the timing of non-development capital expenditures, limits the usefulness of the measure for short-term comparisons.

The tables below reconcile Adjusted Free Cash Flow from net cash provided by operating activities.

	Three Months Ended
(in thousands)	December 31, 2025	December 31, 2024
Net cash provided by operating activities	$34,539	$45,198
Net cash provided by (used in) investing activities	(44,602)	(144,550)
Net cash provided by (used in) financing activities	21,744	147,147
Net increase (decrease) in cash, cash equivalents, and restricted cash	$11,681	$47,795

Net cash provided by operating activities	$34,539	$45,198
Changes in prepaid insurance premiums financed with notes payable	(7,610)	(7,930)
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(12,149)	(8,630)
Changes in operating lease assets and liabilities for lease termination	5,000	—
Non-development capital expenditures, net	(42,318)	(42,121)
Property and casualty insurance proceeds	184	2,251
Payment of financing lease obligations	(305)	(284)
Adjusted Free Cash Flow	$(22,659)	$(11,516)

	Years Ended December 31,
(in thousands)	2025	2024
Net cash provided by operating activities	$218,030	$166,177
Net cash provided by (used in) investing activities	(455,951)	(278,066)
Net cash provided by (used in) financing activities	201,089	142,061
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(36,832)	$30,172

Net cash provided by operating activities	$218,030	$166,177
Changes in assets and liabilities for lessor capital expenditure reimbursements under operating leases	(32,187)	(16,362)
Changes in operating lease assets and liabilities for lease termination	5,000	—
Non-development capital expenditures, net	(170,700)	(186,755)
Property and casualty insurance proceeds	3,875	8,548
Payment of financing lease obligations	(1,195)	(1,084)
Adjusted Free Cash Flow	$22,823	$(29,476)

Contact:
Mike Grant
VP Investor Relations
(615) 564-8104
Mike.Grant@brookdale.com